Exhibit 3.1

Filed in the Office of the Secretary of State of West Virginia, this date:

ARTICLES OF INCORPORATION

OF

MVB FINANCIAL CORP.

The undersigned, acting as incorporator of a corporation under Section 202, Article 2, Chapter 31D of the Code of West Virginia, adopt the following Articles of Incorporation of such corporation:

ARTICLE I

The undersigned agrees to become a corporation by the name of:

MVB Financial Corp.

ARTICLE II

The address of the principal office of said corporation will be 301 Virginia Avenue, in the City of Fairmont, County of Marion, State of West Virginia 26554-2777.

ARTICLE III

This corporation is formed for the purpose of transacting any or all lawful business for which corporations may be formed under the corporation laws of the State of West Virginia.

ARTICLE IV

No shareholder of this corporation or other person shall have any preemptive right whatsoever.

ARTICLE V

The amount of the total authorized capital stock of said corporation shall be Four Million Dollars ($4,000,000.00), which shall be divided into Four Million (4,000,000) shares of the par value of One Dollar ($1.00) each.

ARTICLE VI

The existence of this corporation is to be perpetual.

ARTICLE VII

Provisions for the regulation of the internal affairs of the corporation are:

A. Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved (including, without limitation, as a witness or deponent) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise in nature (“Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the written request of the corporation’s Board of Directors, president or their delegate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or omission in an official capacity as a director, officer, trustee, employee or agent or in any other capacity, shall be indemnified and held harmless by the corporation to the fullest extent authorized by law, including but not limited to the West Virginia Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said Code permitted the corporation to provide prior to such amendment), against all expenses, liability and loss (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA or other similar or dissimilar excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the corporation; provided, further, that the corporation shall not indemnify any person for civil money penalties or other matters, to the extent such indemnification is specifically not permissible pursuant to federal or state statute or regulation, or order or rule of a regulatory agency of the federal or state government with authority to enter, make or promulgate such order or rule. Such right shall include the right to be paid by the corporation expenses, including, without limitation, attorneys’ fees and disbursements, incurred in defending or participating in any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such Proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, in which such director or officer agrees to repay all amounts so advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article or otherwise. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, or that such person did have reasonable cause to believe that his conduct was unlawful.

B. Right of Claimant to Bring Suit. If a claim under this Article is not paid in full by the corporation within thirty days after a written claim therefor has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful, in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending or participating in any Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the applicable law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation.

Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification or reimbursement of the claimant is permitted in the circumstances because he or she has met the applicable standard of conduct, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C. Contractual Rights: Applicability. The right to be indemnified or to the reimbursement or advancement of expenses pursuant hereto (i) is a contract right based upon good and valuable consideration, pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

D. Requested Service. Any director or officer of the corporation serving, in any capacity, (i) another corporation of which five percent (5%) or more of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or of any corporation referred to herein shall be deemed to be doing so at the request of the corporation.

E. Non-Exclusivity of Rights. The rights conferred on any person hereunder shall not be exclusive of and shall be in addition to any other right which such person may have or may hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

F. Insurance. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under West Virginia law.

G. Limitation of Liability. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exception from liability or limitation thereof is not permitted by the West Virginia Business Corporation Act or the laws of the United States or the State of West Virginia, as the same may exist or are hereafter amended. Any repeal or modification of the foregoing provision by the stockholders of the corporation shall not adversely affect any right of protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE IX

The full name and address of the appointed person to whom notice or process may be sent is:

MVB Financial Corp. (Attention: President), 301 Virginia Avenue, Fairmont, West Virginia 26554-2777.

ARTICLE X

The number of directors constituting the initial Board of Directors of the corporation is fourteen (14), and the names and addresses of the persons who shall serve as directors until the first meeting of the shareholders or until their successors are elected and shall qualify are:

NAME	ADDRESS

Barbara L. Alexander	250 Lakewood Center Morgantown, West Virginia 26508

Robert L. Bell	333 Baldwin Street Morgantown, West Virginia 26505

Stephen R. Brooks	1009 Greystone Circle Morgantown, West Virginia 26508

Harvey M. Havlichek	P.O. Box 42 Colfax, West Virginia 26566

NAME	ADDRESS

James R. Martin	911 Henry Drive Fairmont, West Virginia 26554

Dr. Saad Mossallati	200 Route 98 West Suite 107 Nutter Fort, West Virginia 26301

Leonard W. Nossokoff	498 Canyon Road Morgantown, West Virginia 26508

J. Christopher Pallotta	8 Bel Manor Drive Fairmont, West Virginia 26554

Nitesh S. Patel	7003 Carriage Lane Fairmont, West Virginia 26554

Louis W. Spatafore	14 Regency Drive Fairmont, West Virginia 26554

Richard L. Toothman	6 Pheasant Drive Fairmont, West Virginia 26554

Dr. Michael F. Trent	1821 Martha Avenue Fairmont, West Virginia 26554

Dr. James E. Valentine	907 Gaston Avenue Fairmont, West Virginia 26554

Samuel J. Warash	1639 Otlahurst Drive Fairmont, West Virginia 26554

ARTICLE XI

The name and address of the Incorporator is James R. Martin, 301 Virginia Avenue, Fairmont, West Virginia 26554-2777.

THE UNDERSIGNED, for the purposes of forming a corporation under the laws of the State of West Virginia, does make and file these Articles of Incorporation, and have accordingly hereto set his respective hand this 24th day of May, 2003.

/s/ JAMES R. MARTIN
JAMES R. MARTIN